                                 SCHEDULE 14A

                                (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

                 Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X] Preliminary Proxy Statement     [_] Confidential, for Use of the Commission
                                        only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to Rule 14a-12

                              KANA SOFTWARE, INC.
               (Name of Registrant as Specified In Its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    1) Title of each class of securities to which transaction applies:

       -------------------------------------------------------------------------

    2) Aggregate number of securities to which transaction applies:

       -------------------------------------------------------------------------

    3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

       -------------------------------------------------------------------------

    4) Proposed maximum aggregate value of transaction:

       -------------------------------------------------------------------------

    5) Total fee paid:

       -------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    1) Amount Previously Paid:

       -------------------------------------------------------------------------

    2) Form, Schedule or Registration Statement No.:

       -------------------------------------------------------------------------

    3) Filing Party:

       -------------------------------------------------------------------------

    4) Date Filed:

       -------------------------------------------------------------------------

                                 [LOGO] "KANA"

                               December   , 2001

To Our Stockholders:

   You are cordially invited to attend a Special Meeting of Stockholders of Kana Software, Inc., to be held at our headquarters located at 181 Constitution
Drive, Menlo Park, California, on         , January   , 2002, at 9:00 a.m.
Pacific Standard Time. The purpose of this meeting is to consider and vote upon the issuance and sale of up to $45 million of our 8% Series A convertible preferred stock in a private placement financing with two investment funds affiliated with Technology Crossover Ventures. This proposal is described in detail in the accompanying notice of special meeting of stockholders and proxy statement.

   Our board of directors has approved this proposal to issue and sell the 8% Series A convertible preferred stock and unanimously recommends that you approve the proposal.

   Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope prior to the meeting so that your shares will be represented at the meeting. Returning the proxy does not deprive you of your right to attend the meeting and to vote your shares in person.

   We hope to see you at the meeting.

                                          Sincerely,

                                          /s/ Chuck Bay

                                          Chuck Bay
                                          Chief Executive Officer and President

                              KANA SOFTWARE, INC.
                            181 Constitution Drive
                         Menlo Park, California 94025

                               -----------------

                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

To Our Stockholders:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Kana Software, Inc. will be held at our headquarters located at 181 Constitution
Drive, Menlo Park, California, on         , January   , 2002, at 9:00 a.m.,
Pacific Standard Time. At the meeting, you will be asked to consider and vote upon the following matters:

   1. To approve the issuance and sale by Kana, pursuant to a private placement, of up to $45 million of our 8% Series A convertible preferred stock pursuant to a share purchase agreement, dated as of November 28, 2001, with two investment funds affiliated with Technology Crossover Ventures, and the issuance of shares of common stock upon the conversion of the Series A convertible preferred stock; and

   2. To transact such other business as may properly come before the meeting or any adjournment or postponement of the meeting.

   The foregoing items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on December 21, 2001 are entitled to notice of and to vote at the meeting or any adjournment or postponement of the meeting.

                                          By Order of the Board of Directors

                                          /s/ Chuck Bay

                                          Chuck Bay
                                          Chief Executive Officer and President

Menlo Park, California
December   , 2001

--------------------------------------------------------------------------------
     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE SO THAT YOUR SHARES MAY BE REPRESENTED AT THE MEETING.
--------------------------------------------------------------------------------

                              KANA SOFTWARE, INC.
                            181 Constitution Drive
                         Menlo Park, California 94025

                               -----------------

                               December   , 2001

   The accompanying proxy is solicited on behalf of the board of directors of Kana Software, Inc., a Delaware corporation, for use at a Special Meeting of our Stockholders, to be held at our headquarters located at 181 Constitution
Drive, Menlo Park, California, on         , January   , 2002, at 9:00 a.m.
Pacific Standard Time. This proxy statement and the accompanying form of proxy
were first mailed to stockholders on or about December   , 2001.

Record Date and Quorum

   Only holders of our common stock of record at the close of business on December 21, 2001, the record date, will be entitled to vote at the meeting. A majority of the shares outstanding on the record date will constitute a quorum for the transaction of business at the meeting. At the close of business on the record date, we had shares of common stock outstanding and entitled to vote, held of record by approximately stockholders.

Voting Rights and Required Votes

   Holders of our common stock are entitled to one vote for each share held as of the record date. Approval of Proposal No. 1 to issue and sell the 8% Series A convertible preferred stock requires the affirmative vote of the majority of the shares of our outstanding common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting. All votes will be tabulated by the inspector of elections appointed for the meeting, who will separately tabulate, for each proposal, affirmative and negative votes, abstentions and broker non-votes.

Effect of Abstentions and Broker Non-Votes

   If you or your broker mark "Abstain" on a duly submitted proxy card representing your shares, or if you attend the stockholder meeting in person but elect not to vote on a particular proposal or proposals, then your shares will be considered present at the meeting for purposes of determining the required quorum. However, your shares will be considered shares entitled to vote with respect to Proposal No. 1, and, therefore, will have the effect of a vote against the proposal.

   Brokers holding shares of record for customers generally are not entitled to vote on some matters unless they receive voting instructions from their customers. "Broker non-votes" are votes that could have been cast on the matter in question if the brokers had received their customers' instructions, and as to which the broker has notified us on a proxy form in accordance with industry practice or has otherwise advised us that it lacks voting authority. Shares represented by broker non-votes will be considered present at the meeting for purposes of determining the required quorum, but will have no effect on whether or not Proposal No. 1 is approved.

Voting of Proxies

   The proxy accompanying this proxy statement is solicited on behalf of our board of directors for use at the meeting. Stockholders are requested to complete, date and sign the accompanying proxy card and promptly return it in the enclosed envelope or otherwise mail it to us. All executed, returned proxies that are not revoked will be voted in accordance with the included instructions. Signed proxies that are returned without instructions as to how they should be voted on a particular proposal at the meeting will be counted as votes "for" such proposal. We are not aware of any other matters to be brought before the meeting. However, as to any business that may properly come before the meeting, we intend that proxies in the form enclosed will be voted in accordance with the judgment of the persons holding such proxies. In the event that sufficient votes in favor of the proposal are not received by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting to permit further solicitation of proxies. Any such adjournment would require the affirmative vote of the majority of the outstanding shares present in person or represented by proxy at the meeting. We will pay the expenses of soliciting proxies to be voted at the meeting. Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders of our common stock forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies. In such cases, upon the request of the record holders, we will reimburse such holders for their reasonable expenses. Proxies may also be solicited by some of our directors, officers and regular employees, without additional compensation, in person or by telephone.

Revocability of Proxies

   Anyone signing a proxy in the form accompanying this proxy statement has the power to revoke it prior to the meeting or at the meeting prior to the vote pursuant to the proxy. A proxy may be revoked by a writing delivered to us stating that the proxy is revoked, by a subsequent proxy that is signed by the person who signed the earlier proxy and is present at the meeting, or by attendance at the meeting and voting in person. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must bring to the meeting a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares and that such broker, bank or other nominee is not voting your shares.

No Appraisal Rights

   No appraisal rights are available under the Delaware General Corporation Law or under our certificate of incorporation or bylaws to any stockholder who dissents from this proposal.

                                  PROPOSAL 1

                       APPROVAL OF THE PRIVATE PLACEMENT

Introduction

   We are asking you to approve the issuance and sale, through a private placement, of up to $45 million of our newly created 8% Series A convertible preferred stock to certain affiliates of Technology Crossover Ventures, which we collectively refer to as Technology Crossover Ventures, as well as the issuance of shares of our common stock upon conversion of the Series A convertible preferred stock. Technology Crossover Ventures has committed to purchase a minimum of $38 million, and a maximum of $45 million, of the Series A convertible preferred stock, with the specific amount within this range to be determined by Technology Crossover Ventures at its discretion prior to the special meeting. The purchase price per share of preferred stock will be ten times the lesser of (i) $10.00 per share or (ii) 66 2/3% of the daily volume-based weighted average price for our common stock on the Nasdaq National Market averaged over the ten trading days through and including the second trading day prior to the closing of the private placement (the "Weighted Average Stock Price"). All share and per share amounts contained in this proxy statement have been adjusted to give effect to our 1-for-10 reverse stock split effected on December 13, 2001.

   Technology Crossover Ventures is a leading provider of capital to technology companies, providing funds to private companies, as well as public companies. Founded in 1995, Technology Crossover Ventures now has over $2.5 billion under management. The firm has ten partners and is headquartered in Palo Alto, California.

   The following is a brief summary of some of the principal terms of the private placement. A more detailed description is contained below in this proxy statement under the captions "Effect of the Proposed Investment by Technology Crossover Ventures," "The Share Purchase Agreement, the Investor Rights Agreement and the Warrants" and "Terms of the 8% Series A Convertible Preferred Stock." Finally, this summary and the more detailed descriptions below are qualified by reference to the share purchase agreement, including the certificate of designation attached thereto, form of investor rights agreement and forms of warrants which are filed as exhibits to our Form 8-K/A filed with the SEC on December 12, 2001.

  Summary of the Terms of the Series A Convertible Preferred Stock.

   The Series A convertible preferred stock is convertible into common stock at any time at the option of Technology Crossover Ventures. Each share of the Series A convertible preferred stock will initially convert into shares of common stock on 10-for-1 basis. There will be no change to the conversion ratio subsequent to issuance of the Series A convertible preferred stock based upon the trading price of our common stock. The Series A convertible preferred stock will automatically convert into common stock at any time after the first anniversary of the issuance date if our common stock has had a daily volume-base weighted average stock price of at least three times the initial conversion price of the Series A convertible preferred stock for ninety consecutive trading days, subject to certain conditions. The Series A convertible preferred stock will accrue and cumulate dividends at a rate of 8% per year, compounded quarterly. Accrued dividends are added to the liquidation preference of the Series A convertible preferred stock and are only payable in connection with a liquidation or conversion into common stock. The Series A convertible preferred stock is not subject to redemption at the election of the investors or Kana.

   In the event of a liquidation of Kana, the holders of the Series A convertible preferred stock are entitled to a liquidation preference equal to the purchase price of the Series A convertible preferred stock, plus accrued dividends, unless the holders of each share of common stock (assuming conversion of the Series A convertible preferred stock) would receive an amount equal to at least five times the initial conversion price of the Series A convertible preferred stock plus accrued dividends. After payment of this preference (if applicable), the Series A convertible preferred stock would participate with the common stock. A merger, consolidation or sale of Kana is treated as a liquidation. If the merger, consolidation or sale has been approved by the holders of a majority of the outstanding Series A convertible preferred stock, then the holders of the Series A convertible preferred stock will be treated as provided in the applicable agreements for such transaction rather than receiving the liquidation preference as described above.

   The Series A convertible preferred stock generally will vote with the shares of common stock on an as-converted to common stock basis, and not as a separate class. However, the Series A convertible preferred stock will be entitled to a separate class vote with respect to certain matters, including the creation of a class or series of preferred stock that is senior to or on a parity with the Series A convertible preferred stock, or a proposed merger, consolidation or sale of Kana. The holders of the Series A convertible preferred stock will be entitled to designate a member of Kana's board of directors. Pursuant to this right, it is anticipated that Jay C. Hoag, a general partner of Technology Crossover Ventures, will join Kana's board of directors upon the completion of the transaction.

  Summary of the Terms of the Warrants.

   Kana has issued two warrants to Technology Crossover Ventures to purchase common stock at an exercise price of $10.00 per share. The first warrant entitles Technology Crossover Ventures to purchase up to approximately 190,000 shares of common stock and will be exercisable until the closing of the sale of the Series A convertible preferred stock or the end of a 30 trading-day period following termination of the share purchase agreement, whether or not our stockholders approve the proposed private placement. The second warrant would entitle Technology Crossover Ventures to purchase up to approximately 190,000 additional shares of common stock and will only become exercisable in the event of the failure of Kana's stockholders to approve the transaction under certain circumstances, or the termination of the share purchase agreement following a change in recommendation by Kana's board of directors or under certain other conditions. If the second warrant is triggered, it will be exercisable for two years and the exercise period of the first warrant will also be extended for the same length of time.

Reasons for the Private Placement

   The principal reasons for the private placement of Series A convertible preferred stock are to strengthen our financial position, to provide us with the resources to pursue growth and new market opportunities, and to assure potential customers that we have sufficient financial resources to successfully continue to develop and support our products. We believe that obtaining additional capital is critical to our ability to continue to execute our business plan during a period of uncertain and difficult economic conditions and to sustain the confidence of our customers, business partners and employees. The board of directors and management of Kana considered a number of financing alternatives prior to entering into the share purchase agreement for the private placement. We believe that the best option for additional financing is to complete the private placement.

Background of the Private Placement

   Between April and August 2001, we incurred significant expenses and costs resulting from the restructuring of our organization and our merger with Broadbase Software, Inc., and our operating results were adversely affected by the worsening global economy. In order to streamline operations and reduce costs, we restructured our organization in the second quarter of 2001 reducing our staffing and capital spending, and exiting certain facilities. As a result, we incurred substantial costs associated with severance and other employee and facility-related costs, which significantly reduced our cash balances. On June 29, 2001, we completed our acquisition of Broadbase, which resulted in substantial integration expenses and transition costs, duplicate facility and other costs, and professional fees. In addition, this was an increasingly difficult period for the global economy and, particularly, the enterprise software market.

   As a result of these significant ongoing demands on Kana's cash, our management began to actively explore potential means of obtaining additional financing for our business. In August 2001, we held preliminary discussions with investment bankers, and on August 24, 2001, we filed a registration statement with the SEC registering the possible sale from time to time of shares of our common stock, in order to provide increased flexibility to obtain equity financing in the public markets. In early September 2001, we held discussions with several potential investors regarding our business and their potential interest in investing in our common stock.

   The uncertain and difficult global business environment worsened considerably as a result of the terrorist attacks in New York and Washington D.C. on September 11, 2001, and on September 28, 2001, we effected another restructuring of our organization in order to further reduce costs. As a result, we incurred substantial severance costs and other cash payment obligations. In addition, the deterioration of the business environment heightened our need for cash to fund increased anticipated losses from our operations. Further, we required cash for significant anticipated expenditures on infrastructure that we believed were needed in order to effectively compete for business from large enterprises in this environment. Finally, we believe that some of our competitors were beginning to raise questions regarding our continued long-term viability in their discussions with potential customers, which we believed could hamper our ability to sell our products. As a result, during September and October 2001, we increased our efforts to obtain financing. During this period, we held meetings with a number of private equity investors in which we made presentations regarding our business and discussed possible terms for their potential investment in Kana, and met with investment banks regarding possible public transactions.

   On November 5, 2001, we received a term sheet from one private equity investor setting forth proposed terms for a $30 million investment in our convertible preferred stock at a conversion price of $10.00 per share of common stock. Our board of directors discussed this proposal and the status of our discussions with other potential investors, as well as our anticipated cash needs, at a meeting on November 9, 2001. We engaged in discussions with this investor regarding the terms set forth in their proposed term sheet, but did not reach an agreement. In particular, the terms proposed by this investor included provision for redemption of the shares of preferred stock at the option of the investor after a specified period, which our management viewed as disadvantageous to our company and its stockholders.

   In early November 2001, we learned that Technology Crossover Ventures might be interested in making an equity investment in our company, and representatives of Kana and Technology Crossover Ventures met on several occasions between November 8 and November 18, 2001 to review our business and discuss possible terms for such an investment. On November 19, 2001, we received a term sheet for a proposed investment by Technology Crossover Ventures, which did not include any provision for redemption of the preferred stock. Representatives of Kana and Technology Crossover Ventures met on November 20, 2001 to negotiate certain aspects of the term sheet. Following this meeting, the parties executed a revised term sheet which provided for Technology Crossover Ventures to purchase $36 million of our 8% Series A convertible preferred stock at a conversion price of $10.00 per share of common stock. This term sheet did not contemplate that stockholder approval might be required for the private placement. During this week, members of our senior management discussed the principal terms of the proposed transaction with each of our directors.

   On November 21, 2001, we entered into an engagement letter with RBC Capital Markets (the global brand name for the corporate and investment banking division of the Royal Bank of Canada and its affiliates, including RBC Dain Rauscher Inc.) ("RBCCM"), to retain RBCCM as our financial advisor in connection with the private placement of our capital stock.

   In order to ensure that we would secure at least some equity financing at this time, on November 21, 2001, we agreed to sell an aggregate of one million shares of our common stock to certain institutional investors at a purchase price of $10.00 per share. The shares were issued pursuant to the shelf registration statement we filed with the SEC on August 24, 2001, and the transaction was completed on November 26, 2001.

   On November 23, 2001, Technology Crossover Ventures' counsel provided us with proposed drafts of the definitive agreements for the private placement, which agreements reflected the terms of the November 20, 2001 term sheet. On November 25, 2001, our board of directors held a special meeting at which it discussed the proposed terms of the private placement, as set forth in these drafts, with our legal advisors and RBCCM. During the discussion of the proposed terms, our board discussed the applicability of the stockholder approval requirements of Nasdaq with our legal advisors. In addition, representatives of RBCCM reviewed with our board of directors their preliminary analysis of the proposed transaction. Our board of directors, after discussing the desirability and terms of the proposed equity financing, determined that it would be desirable to enter into this transaction, and approved the terms set forth in the November 20, 2001 term sheet. Our board also determined that it would be prudent to seek stockholder approval of the transaction in order to ensure compliance with the stockholder approval requirements of Nasdaq. While our board did not believe that the preferred stock investment by itself would require stockholder approval under these requirements, as the number of shares involved would be less than 20% of our outstanding common stock, it believed that there was a possibility that Nasdaq might view this transaction together with our November 21 sale of common stock pursuant to our shelf registration statement. Since the two transactions, if taken together, would involve the issuance of shares representing more than 20% of our outstanding common stock, our board of directors concluded that we should seek stockholder approval for the issuance of the Series A convertible preferred stock. After this meeting of our board of directors, on November 25, 2001, representatives of Technology Crossover Ventures, Kana and their respective legal counsel met to discuss the November 23, 2001 draft agreements.

   On November 26, 2001, representatives of Kana and Technology Crossover Ventures discussed potential changes to the proposed terms of the equity financing that might be appropriate in light of the decision by our board of directors to seek stockholder approval of the transaction. These changes included increasing the size of the transaction and modifying the pricing terms to provide for an adjustment in the event that our stock price declined significantly prior to the special meeting of our stockholders. Representatives of Technology Crossover Ventures also expressed concern regarding potential adverse effects on Technology Crossover Ventures if our stockholders did not approve the transaction.

   In the afternoon of November 26, 2001, our board of directors held a special meeting at which it discussed the revised terms of the Technology Crossover Ventures' proposal with RBCCM and our legal advisors, and discussed issuing warrants to Technology Crossover Ventures in consideration of its commitment to invest in the Series A convertible preferred stock. Our board appointed Chuck Bay and Robert Frick, two of our directors, to a committee (the "Transaction Committee") to approve the final terms of the private placement with Technology Crossover Ventures based upon parameters approved by the entire board. Following this meeting, representatives of Kana and its counsel discussed certain of the revised terms, and remaining open issues, with representatives of Technology Crossover Ventures and its counsel.

   On November 27, 2001, Technology Crossover Ventures' counsel provided Kana and its counsel with revised drafts of the proposed definitive agreements in response to these discussions. The revised agreements provided for an investment of between $38 and $45 million in our Series A convertible preferred stock at a price equal to ten times the lesser of (i) $10.00 per share or (ii) 66 2/3% of the daily volume-based weighted average price for our common stock on the Nasdaq National Market, with each share of the Series A convertible preferred stock to initially convert into shares of common stock on 10-for-1 basis. In addition, the drafts provided for the issuance of warrants to Technology Crossover Ventures permitting Technology Crossover Ventures to purchase shares of our common stock, at an exercise price of $10.00 per share. Representatives of Kana and Technology Crossover Ventures then met to discuss the revised drafts. During this meeting, representatives of Kana and Technology Crossover Ventures had an extensive discussion regarding the possible terms of the proposed warrants and the number of shares that would be issuable upon their exercise. Following this meeting, it was proposed that Kana might issue two warrants, each of would permit Technology Crossover Ventures to purchase 193,059 shares of our common stock (approximately one percent of our outstanding shares) at an exercise price of $10.00 per share. One of the warrants would generally be exercisable for only a limited period, and the other warrant would be exercisable only if our stockholders did not approve the transaction under certain circumstances, or if the share purchase agreement were otherwise terminated under certain circumstances.

   On the morning of November 28, 2001, our board of directors held a special meeting at which it discussed the terms of the revised draft agreements that had been received from counsel to Technology Crossover Ventures, and the further revisions that had been discussed at the meeting on November 27. Our board of directors approved the revised terms of the private placement, including the increase in deal size, the pricing formula and the issuance of the warrants, subject to approval of the final agreements by the Transaction Committee and receipt of a fairness opinion from RBCCM.

   On November 28, 2001, representatives of Kana and Technology Crossover Ventures negotiated the final terms of the agreements for the transaction, and on the evening of November 28, the Transaction Committee of our board of directors held a special meeting at which it discussed the final terms of the proposed transaction agreements. Representatives of RBCCM reviewed their analysis of the proposed transaction and rendered their opinion to our board of directors as to the fairness, from a financial point of view, of the consideration to be received by Kana upon issuance of the Series A convertible preferred stock of Kana in the proposed private placement. The Transaction Committee then approved the final terms of the transaction agreements and approved entering into the private placement with Technology Crossover Ventures on the terms set forth in those agreements. Later in the evening on November 28, 2001, the parties executed the share purchase agreement and warrants and finalized the forms of investor rights agreement and certificate of designations for the 8% Series A convertible preferred stock. Immediately thereafter, the parties publicly announced the transaction.

   On December 12, 2001, we held a special meeting of our stockholders at which our stockholders approved a 1-for-10 reverse stock split that had been previously approved by our board of directors. This reverse stock split was effected on December 13, 2001, and all share and per share amounts contained in this proxy statement have been adjusted to give effect to this reverse stock split unless otherwise indicated.

Opinion of Kana's Financial Advisor

   Pursuant to an engagement letter dated November 21, 2001, RBCCM was retained by Kana to act as financial advisor and, if requested, to furnish an opinion as to the fairness, from a financial point of view, of the consideration to be received by Kana upon issuance of the Series A convertible preferred stock of Kana in the proposed private placement.

   On November 28, 2001, RBCCM rendered its opinion to Kana's board of directors that, as of such date and based on the procedures followed, factors considered and assumptions made by RBCCM and certain other limitations, the consideration to be received by Kana upon issuance of the Series A convertible preferred stock of Kana in the proposed private placement was fair, from a financial point of view, to Kana. A copy of RBCCM's written opinion is attached as Appendix A to this document. The holders of common stock of Kana are urged to read the RBCCM opinion carefully in its entirety. This summary of the opinion is qualified in its entirety by reference to the full text of RBCCM's opinion.

   RBCCM's opinion was provided for the information and assistance of Kana's board of directors in connection with its consideration of the proposed private placement. RBCCM's opinion does not address the relative merits of the proposed private placement and any other transactions or business strategies discussed by Kana's board of directors as alternatives to the proposed private placement, or the underlying business decision of Kana's board of directors to proceed with the proposed private placement. RBCCM's opinion and presentation to Kana's board of directors were only two of many factors taken into consideration by Kana's board of directors in making its determination to approve the proposed private placement agreement. RBCCM's opinion does not constitute a recommendation to any Kana stockholder as to how such stockholder should vote with respect to the proposed private placement. RBCCM's opinion addresses solely the fairness, from a financial point of view, of the consideration to be received by Kana upon issuance of the Series A convertible preferred stock in the proposed private placement to Technology Crossover Ventures and does not address any matters relating to investors who may purchase preferred stock in the proposed private placement or any other terms or agreements related to the proposed private placement.

   In conducting its review and in rendering its opinion, RBCCM has assumed and relied upon the accuracy and completeness of the financial and other information provided to it or publicly available and has not assumed any responsibility for independent verification of such information. RBCCM has further relied upon the assurances of management of Kana that they are not aware of any facts that would make the information supplied to RBCCM, or publicly available, inaccurate or misleading. In rendering its opinion, RBCCM expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. RBCCM has considered the assessment of Kana's management as to Kana's financing requirements, the availability of alternative financing and the potential effects on Kana and its business of a failure to obtain additional capital in the near term. RBCCM expressed no opinion as to whether the terms of the proposed private placement are the most beneficial terms from Kana's perspective that could under the circumstances be negotiated among the parties to the proposed private placement and no opinion is expressed whether any alternative transaction might produce proceeds to Kana in an amount in excess of that to be received by Kana in the proposed private placement. At the request of Kana, RBCCM has not engaged in any discussions with any third parties regarding a merger or any other business combination involving Kana and RBCCM has not solicited alternative financing transactions for Kana.

   For purposes of rendering its opinion, RBCCM has assumed that, in all respects material to its analysis, the representations and warranties of the parties contained in the share purchase agreement are true and correct, each party will perform all of the covenants and agreements to be performed by it under the share purchase agreement and all conditions to the obligations of each party to consummate the private placement will be satisfied without any waiver thereof. RBCCM has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the proposed private placement will be obtained. In addition, RBCCM has assumed that the proposed private placement does not result in a change of control of Kana.

   In arriving at its opinion, RBCCM did not make an independent appraisal of the assets or liabilities of Kana, and does not express an opinion regarding the liquidation value, solvency or regulatory compliance of Kana. Furthermore, RBCCM does not express any opinion as to the prices at which shares of Kana's common stock may trade following the date of the opinion, at the closing of the proposed private placement, or at any time in the future. RBCCM's opinion is based solely on information available to RBCCM on or before the date of the opinion, and reflects general market, economic, financial, monetary, and other conditions as of such date. RBCCM will not undertake to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date of the opinion.

   RBCCM has assumed that the proposed private placement will be exempt from the registration requirements of the Securities Act of 1933, as amended, and has further assumed that the proposed private placement will be consummated in a manner that in all other respects complies with the requirements of federal and state securities laws, rules and regulations.

   In arriving at its opinion, RBCCM has undertaken such review, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, RBCCM:

    . reviewed the financial terms of the draft share purchase agreement dated November 28, 2001;

    . reviewed and analyzed certain publicly available information filed with the Securities and Exchange Commission and certain other financial and operating information supplied by Kana, including certain historical audited financial statements, certain internal unaudited financial information, and certain summary financial projections relating to Kana;

    . made inquiries of the management of Kana regarding its past and current business operations, financial condition, and future prospects;

    . held discussions with management of Kana to understand the reasons for completing the proposed private placement;

    . reviewed the historical market prices and trading activity of Kana's common stock;

    . compared certain financial and stock market information regarding Kana to similar information for certain publicly traded companies in the software industry;

    . reviewed the terms of certain comparable private investments in equity securities of other publicly traded companies, and compared the terms of these transactions to the terms of the proposed private placement; and

    .  performed other studies and analyses as RBCCM considered appropriate.

   No single company or transaction used in the above analyses as a comparison is identical to Kana or the proposed private placement.

   The preparation of a fairness opinion is a complex process that involves the application of subjective business judgment in determining the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, is not necessarily susceptible to partial consideration of the analyses or summary description. RBCCM believes that its analyses must be considered as a whole and that selecting portions of the analyses and of the factors considered, without considering all factors and analyses, could create an incomplete or misleading view of the processes underlying its opinion. In arriving at its fairness determination, RBCCM considered the results of all of its analyses as well as qualitative factors. In view of the wide variety of factors considered in connection with its evaluation of the fairness of the proposed private placement from a financial point of view, RBCCM did not find it practicable to assign relative weights to the factors considered in reaching its opinion.

   RBCCM is a nationally recognized investment banking firm and is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions, corporate restructurings, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. RBCCM regularly publishes research reports regarding the software industry and the businesses and securities of publicly owned companies in that industry. In the ordinary course of business, RBCCM and its affiliates act as a broker, and may act as a market maker in the publicly traded securities of Kana and may receive customary compensation in connection with those activities. RBCCM and its affiliates may also actively trade securities of Kana for their own accounts or the accounts of their customers and, accordingly, may from time to time hold a long or short position in those securities. Kana selected RBCCM to render its opinion based on RBCCM's knowledge of the software industry and its experience in securities valuation generally. RBCCM was engaged to act as a co-manager for the 1999 initial public offering of common stock of Broadbase Software, Inc., which was acquired by Kana in June 2001, and Broadbase's follow-on public offering in 2000. RBCCM also acted as financial advisor to Broadbase in its acquisitions of Panopticon, Inc. and ServiceSoft, Inc.

   Pursuant to an engagement letter, Kana paid RBCCM a customary fee upon the rendering of its opinion. Payment of this fee to RBCCM was not contingent upon the closing of the proposed private placement. Kana has also agreed to pay RBCCM a customary transaction fee upon the closing of the proposed private placement for investment banking and financial advisory services. The transaction fee is contingent upon the closing of the proposed private placement. Whether or not the transaction closes, Kana has agreed to reimburse RBCCM for its reasonable out-of-pocket expenses and to indemnify RBCCM against certain liabilities relating to or arising out of services performed by RBCCM in connection with the proposed private placement. The terms of the engagement letter, were negotiated at arms'-length between Kana and RBCCM, and Kana's board of directors was aware of this fee arrangement at the time of its approval of the proposed private placement agreement.

Effect of the Proposed Investment by Technology Crossover Ventures

   Technology Crossover Ventures has committed to purchase a minimum of $38 million of the Series A convertible preferred stock, and may, at its discretion, purchase up to $45 million of the Series A convertible preferred stock. The number of shares of Series A convertible preferred stock that we will issue to Technology Crossover Ventures will depend on the Weighted Average Stock Price. If the Weighted Average Stock Price is $15.00 or more, the purchase price of the Series A convertible preferred stock will be $100.00 per share. In this event, Technology Crossover Ventures would purchase a minimum of 380,000 shares of Series A convertible preferred stock, which would initially convert into 3.8 million shares of our common stock, and Technology Crossover Ventures would have the discretion to purchase up to 450,000 shares of Series A convertible preferred stock, which would initially convert into 4.5 million shares of our common stock. If the Weighted Average Stock Price is less than $15.00, the purchase price of the Series A convertible preferred stock will be ten times 66 2/3% of the Weighted Average Stock Price. For example, if the Weighted Average Stock Price is $12.00, the purchase price of the Series A convertible preferred stock will be $80.00 per share. In this event, Technology Crossover Ventures would purchase a minimum of 475,000 shares of Series A convertible preferred stock, which would initially convert into approximately
4.8 million shares of our common stock, and Technology Crossover Ventures would have the option to purchase up to 562,500 shares of Series A convertible preferred stock, which would initially convert into approximately 5.6 million shares of our common stock. The following table illustrates the effects that the Series A convertible preferred stock financing would have on our capitalization based upon various Weighted Average Stock Prices:

                                                                                   Technology
                                                                                    Crossover
                                  Shares of Series A    Shares of Common Stock   Ventures' Post-
                 Purchase Price  Convertible Preferred  Initially Issuable Upon     Financing
                 of the Series A Stock to be Purchased     Conversion of the       Percentage
Weighted Average   Convertible       by Technology       Series A Convertible     Ownership of
  Stock Price    Preferred Stock  Crossover Ventures        Preferred Stock        Kana (1)(2)
  -----------    --------------- --------------------- ------------------------- ---------------
$15.00 or above      $100.00          380,000-450,000    3.8 million-4.5 million   16.4%-18.9%
$13.50               $ 90.00          422,222-500,000    4.2 million-5.0 million   17.9%-20.6%
$12.00               $ 80.00          475,000-562,500    4.8 million-5.6 million   19.7%-22.6%
$10.50               $ 70.00          542,857-642,857    5.4 million-6.4 million   21.9%-25.0%
$ 9.00               $ 60.00          633,333-750,000    6.3 million-7.5 million   24.7%-28.0%
$ 7.50               $ 50.00          760,000-900,000    7.6 million-9.0 million   28.2%-31.8%
$ 6.00               $ 40.00        950,000-1,125,000   9.5 million-11.3 million   33.0%-36.8%
$ 4.50               $ 30.00      1,266,666-1,500,000  12.7 million-15.0 million   39.6%-43.7%

--------
(1) On an as-converted to common stock basis.
(2) Based upon 19,305,916 shares outstanding as of November 27, 2001.

   The issuance of the Series A convertible preferred stock in the private placement may result in substantial dilution of your ownership interest in Kana, particularly if the Weighted Average Stock Price is significantly below $15.00 per share. The issuance of the Series A convertible preferred stock in the private placement may also result in a substantial decrease in your net book value per share.

   Technology Crossover Ventures, as holder of the Series A convertible preferred stock, will have the rights and preferences described in this proxy statement, including the right to vote together with the holders of the common stock on an as-converted basis. Because Technology Crossover Ventures will own a significant percentage of Kana on an as-converted to common stock basis subsequent to completion of the Series A convertible preferred stock financing, it will have significant influence in determining the outcome of any corporate transaction or other matter submitted to our stockholders for approval, including the election of directors and approval of mergers, consolidations and the sale of all or substantially all of our assets. In addition, the holders of the Series A convertible preferred stock will have dividend rights that are senior to those of the holders of our common stock. The holders of the Series A convertible preferred stock will also have a claim against our assets senior to the claim of the holders of the common stock in the event of our liquidation or bankruptcy, or in a merger or acquisition of Kana. Initially, the aggregate amount of the senior claims of the holders of the Series A convertible preferred stock will equal the amount invested to purchase the Series A convertible preferred stock and will increase thereafter due to the accumulation of dividends on the Series A convertible preferred stock.

   The holders of the Series A convertible preferred stock will also have a separate class vote with respect to a number of significant corporate transactions, including the creation of a class or series of stock having preferences or privileges senior to or on a parity with the Series A convertible preferred stock, or a proposed merger, consolidation or sale of Kana. Technology Crossover Ventures currently has significant investments in other technology companies, including other enterprise software companies. As a result, it may have interests with respect to its investment in us that differ from those of other stockholders. The ownership by Technology Crossover Ventures of a substantial percentage of our total voting power and the terms of the Series A convertible preferred stock could make it more difficult and expensive for a third party to pursue a change of control of Kana, even if a change of control would generally be beneficial to the interests of our stockholders.

   Sales in the public market of the common stock acquired upon conversion of the Series A convertible preferred stock could lower our stock price and impair our ability to raise funds in additional stock offerings. Future sales of a substantial number of shares of our common stock in the public market, or the perception that such sales could occur, could adversely affect the prevailing market price of our common stock and could make it more difficult for us to raise funds through a public offering of our equity securities.

   In connection with the sale of the Series A convertible preferred stock, we will enter into an investor rights agreement with Technology Crossover Ventures that will obligate us to register the shares of common stock issuable upon conversion of the Series A convertible preferred stock within 90 days after the closing of the private placement. We will also grant Technology Crossover Ventures piggyback registration rights to participate in underwritten offerings of our securities. These registration rights will facilitate the investors' sale in the public market of common stock issued upon conversion of the Series A convertible preferred stock. These registration rights are described in further detail under the heading "The Share Purchase Agreement, the Investor Rights Agreement and the Warrants--Investor Rights Agreement."

The Share Purchase Agreement, the Investor Rights Agreement and the Warrants

  General

   On November 28, 2001, we entered into a share purchase agreement with Technology Crossover Ventures pursuant to which Technology Crossover Ventures has agreed to purchase up to $45 million of our 8% Series A Convertible Preferred Stock. At closing, we will enter into an investor rights agreement that will provide registration rights with respect to the shares of common stock issuable upon conversion of the Series A convertible preferred stock issued in the private placement. In connection with entering into the share purchase agreement, we also issued warrants to Technology Crossover Ventures to purchase shares of our common stock. The following discussion of the share purchase agreement, investor rights agreement and warrants, and the transactions contemplated thereby, provide only a summary. For a more complete understanding of these agreements, we urge you to read our Form 8-K/A filed with the SEC on December 12, 2001, including the share purchase agreement, form of investor rights agreement and forms of warrants which are filed as exhibits thereto.

  Price

   The purchase price per share of the Series A convertible preferred stock will be ten times the lesser of (i) $10.00 per share or (ii) 66 2/3% of the Weighted Average Stock Price.

  Size of Investment

   Technology Crossover Ventures has committed to purchase between $38 million and $45 million of the Series A convertible preferred stock. Within this range, the size of the investment will be determined by Technology Crossover Ventures, in its discretion. Technology Crossover Ventures must inform us of the size of their investment, within this range, no later than the second trading day prior to the closing of the private placement.

  Representations and Warranties

   The share purchase agreement contains representations and warranties by us relating to, among other things, our capitalization and due authorization, the issuance and sale of the Series A convertible preferred stock, our SEC filings and our lack of undisclosed liabilities and material adverse changes. The share purchase agreement also contains representations and warranties by the investors relating to, among other things, their status as accredited investors and investment intent.

  Covenants and Agreements

   We have agreed to take, or refrain from taking, certain actions, including:

    . to prepare and file with Nasdaq a Notification of Listing of Additional Shares with respect to the shares of common stock issuable upon conversion of the Series A convertible preferred stock;

    . to file, within 90 days of the date of the share purchase agreement, all necessary materials with the United States Federal Trade Commission and United States Department of Justice in order to comply with applicable antitrust laws;

    . to not take specified actions with respect to our capital stock, certificate of incorporation and bylaws prior to closing;

    . to not, along with our directors, officers, employees, agents or representatives, solicit, encourage or entertain proposals from or enter into negotiations with or furnish any nonpublic information to any other entity regarding the possible sale of a minority interest in our capital stock in connection with a financing transaction, other than the sale of certain shares of our common stock under the our existing registration statement on Form S-3; and

    . to hold the special meeting of our stockholders to approve the issuance and sale of the Series A convertible preferred stock.

   Technology Crossover Ventures and we have also agreed to use our respective reasonable best efforts to satisfy the conditions to closing of the private placement.

  Conditions to Closing

   The closing of the private placement is conditioned on the satisfaction or waiver of various conditions, including:

    . the accuracy of the representations and warranties included in the share purchase agreement as of closing;

    . each party's compliance with its covenants and agreements in the share purchase agreement prior to closing;

    . approval of the issuance and sale of the Series A convertible preferred stock by our stockholders;

    . the absence of (1) any law or order prohibiting the transactions contemplated by the share purchase agreement and (2) any claim, action or proceeding seeking to challenge the transactions contemplated by the share purchase agreement;

    .  the absence of regulatory constraints; and

    .  the delivery of customary closing documents.

   In addition, the obligations of Technology Crossover Ventures to effect the closing are conditioned on the satisfaction or waiver of the following conditions:

    . receipt of an opinion as to certain legal matters from Fenwick & West LLP, our legal counsel;

    . the absence of any material adverse change to our company since September 30, 2001;

    . the appointment of Jay C. Hoag to our board of directors as the designee of the holders of the Series A convertible preferred stock; and

    . the approval for listing on the Nasdaq National Market of the shares of common stock to be issued upon conversion of the Series A convertible preferred stock.

  Market Purchases

   In addition to the shares of Series A convertible preferred stock it has agreed to purchase pursuant to the share purchase agreement, Technology Crossover Ventures may purchase up to an additional 950,000 shares of our common stock in the open market, in privately negotiated transactions or otherwise. However, Technology Crossover Ventures will not be permitted to make any such purchase of our common stock if, immediately following the completion of such purchase, Technology Crossover Ventures and its affiliates would own in excess of 45% of our common stock outstanding at such time, assuming conversion in full of any outstanding Series A convertible preferred stock.

  Fees and Expenses

   Whether or not the transactions contemplated in the share purchase agreement are consummated, we will pay the out-of-pocket costs and expenses of Technology Crossover Ventures arising in connection with the share purchase agreement. We will not be obligated to pay the costs and expenses of Technology Crossover Ventures if we have complied in all material respects with all of the provisions of the share purchase agreement and satisfied all of the conditions to Technology Crossover Ventures' obligation to complete the transaction, and the failure to complete the transaction results from the failure of Technology Crossover Ventures either to comply in all material respects with all of the provisions of the share purchase agreement or satisfy certain of the conditions to our obligation to complete the transaction.

  Termination

   The share purchase agreement may be terminated prior to the closing of the private placement as follows:

    .  pursuant to the mutual consent of Kana and Technology Crossover Ventures;

    . by Technology Crossover Ventures or us if the closing of the private placement is not completed by March 15, 2002;

    . by Technology Crossover Ventures or us if our stockholders fail to approve the issuance of the Series A convertible preferred stock;

    . by Technology Crossover Ventures if our board of directors withdraws, modifies or changes its recommendation that our stockholders approve the issuance and sale of the Series A convertible preferred stock; and

    . by Technology Crossover Ventures or us if 66 2/3% of the Weighted Average Stock Price is less than $4.43.

  Investor Rights Agreement

   In connection with the closing of the private placement, we will enter into an investor rights agreement with Technology Crossover Ventures. The agreement will require us to use our best efforts to have a registration statement on Form S-3 for the shares of common stock issuable upon the conversion of the Series A convertible preferred stock issued in the private placement declared effective within 90 days after the closing. We will be required to maintain the effectiveness of the registration statement until all shares of common stock underlying the Series A convertible preferred stock can be resold in a three-month period under Rule 144 of the Securities Act of 1933 pursuant to either (1) Rule 144(k) or (2) the one percent of the shares of the class outstanding limitation set forth in Rule 144(e)(1)(i). We will be entitled to one blackout period not to exceed 90 days in any twelve-month period. We have also agreed to provide Technology Crossover Ventures with piggyback registration rights to participate in underwritten offerings of our securities, subject to customary limitations. These piggyback registration rights will terminate when Technology Crossover Ventures, together with its affiliates, can sell all of the shares of common stock underlying the Series A convertible preferred stock in a three-month period under Rule 144 pursuant to either (1) Rule 144(k), but only if the shares of common stock underlying the Series A convertible preferred stock held by Technology Crossover Ventures represent less than 5% of our then outstanding common stock, or (2) the one percent of the shares of the class outstanding limitation set forth in Rule 144(e)(1)(i).

  Warrants

   In connection with entering into the share purchase agreement, we issued two warrants, a contingent warrant and a commitment warrant, to Technology Crossover Ventures to purchase, under certain circumstances, shares of our common stock. The material terms and provisions of each of these warrants are as follows:

   Contingent Warrant. The contingent warrant enables Technology Crossover Ventures, under the circumstances described below, to purchase up to 193,059 shares of our common stock at an exercise price of $10.00 per share. The contingent warrant will not become exercisable unless and until the share purchase agreement is terminated in one of the following ways:

    . Technology Crossover Ventures terminates the share purchase agreement because our board of directors withdraws, modifies or changes its recommendation that our stockholders approve the issuance of the Series A convertible preferred stock;

    . Either Technology Crossover Ventures or we terminate the share purchase agreement because our stockholders fail to approve the issuance of the Series A convertible preferred stock and, prior to the special meeting of our stockholders, a Qualifying Event (as defined below) has occurred; or

    . Either Technology Crossover Ventures or we terminate the share purchase agreement because the closing of the private placement has not been completed by March 15, 2002 and, prior to the special meeting of our stockholders, a Qualifying Event has occurred.

   A "Qualifying Event" will have occurred if (i) our board of directors or any committee of the board shall for any reason have withdrawn or shall have amended or modified in a manner adverse to Technology Crossover Ventures its recommendation in favor of the issuance of the Series A convertible preferred stock, (ii) we shall have failed to include in the proxy statement sent in connection with the special meeting of our stockholders the recommendation of our board of directors in favor of the issuance of the Series A convertible preferred stock, (iii) a third party makes a public announcement disclosing its intention to pursue an Alternative Transaction (as defined in the following sentence) and, within 12 months after the date of such announcement, we enter into an agreement with respect to, or have consummated, an Alternative Transaction with such third party or one or more of its affiliates or (iv) we have announced our intention to enter into, or have entered into, an agreement with respect to, or have consummated, an Alternative Transaction. An "Alternative Transaction" means a Sale Transaction (as defined in "Terms of the 8% Series A Convertible Preferred Stock--Rights Upon Liquidation" below) or the sale by us of securities representing or convertible into 10% or more of our common stock.

   In the event that the contingent warrant becomes exercisable because the share purchase agreement is terminated in one of the ways set forth above, it will remain exercisable until the second anniversary of the date of such termination of the share purchase agreement.

   In the event that the contingent warrant becomes exercisable, we will file, as soon as practicable, a registration statement to register the shares subject to the contingent warrant and use reasonable efforts to cause the registration statement to be declared effective within 90 days of the date the contingent warrant became exercisable. In the event that such registration statement is not effective and available for use in connection with the sale of the shares underlying the contingent warrant for a period of 30 consecutive days ending on the termination date of the warrant, the exercise period of the warrant will be extended until the registration statement has been continuously effective and available for use in connection with the sale of the shares underlying the warrant for a period of 30 consecutive days. We will not have to file a registration statement to register the shares subject to the contingent warrant if such shares, when combined with all other shares of our common stock held by Technology Crossover Ventures and its affiliates, assuming the conversion of all shares of Series A convertible preferred stock into shares of our common stock, are saleable under Rule 144 in a three-month period pursuant to the one percent of the shares of the class outstanding limitation set forth in Rule 144(e)(1)(i).

   Commitment Warrant. The commitment warrant enables Technology Crossover Ventures, under the circumstances described below, to purchase up to 193,059 shares of our common stock at an exercise price of $10.00 per share. The commitment warrant was exercisable upon its issuance, and will remain exercisable until the closing of the sale of the Series A convertible preferred stock or, if the share purchase agreement is terminated in accordance with its terms, until the registration statement we will file to register the shares subject to the commitment warrant has been effective and available for use for 30 trading days after such termination. In addition, if the share purchase agreement is terminated in one of the ways described above in the description of the contingent warrant, then the exercise period of the commitment warrant would be extended until the second anniversary of the date of such termination of the share purchase agreement.

   We have agreed to file, as soon as practicable, a registration statement to register the shares subject to the commitment warrant and use reasonable efforts to cause the registration statement to be declared effective within 90 days of the date of the share purchase agreement.

Terms of the 8% Series A Convertible Preferred Stock

  General

   The following summarizes the material terms and provisions of the 8% Series A convertible preferred stock, and is qualified in its entirety by reference to the terms and provisions of our certificate of incorporation, as proposed to be amended by a Certificate of Designation relating to the Series A convertible preferred stock. The form of Certificate of Designation is an exhibit to the form of share purchase agreement that we have filed with the SEC as an exhibit to our Form 8-K/A on December 12, 2001. For a more complete understanding of the terms of the Series A convertible preferred stock, we urge you to read the Certificate of Designation.

   When issued, the Series A convertible preferred stock will be validly issued, fully paid and non-assessable. The holders of the Series A convertible preferred stock will have no preemptive rights with respect to any shares of our capital stock or any other securities convertible into or carrying rights or options to purchase any of our capital stock. The Series A convertible preferred stock will not be subject to any obligation on our part to repurchase or retire the Series A convertible preferred stock, except as described below under "--Rights Upon Liquidation."

  Rank

   The Series A convertible preferred stock will, with respect to dividend rights and rights on liquidation, rank senior to the common stock.

  Dividends

   The holders of record of the Series A convertible preferred stock will be entitled to receive cumulative dividends on each share of Series A convertible preferred stock at an annual rate equal to 8% of the initial conversion price of the Series A convertible preferred stock plus accrued dividends, compounded quarterly. Additionally, except for dividends on common stock payable either in
(1) common stock or (2) options to purchase shares of a series or class of capital stock that is junior to the Series A convertible preferred stock ("Junior Stock"), pursuant to the provisions of a stockholder rights plan adopted by our board of directors, holders of the Series A convertible preferred stock shall be entitled to receive dividends paid on any Junior Stock, if any, based on the number of shares of common stock into which such holder's shares of Series A convertible preferred stock would then convert. Dividends on the Series A convertible preferred stock will not be paid except pursuant to a liquidation event or the conversion of the Series A convertible preferred stock into common stock, as described in further detail below. Upon such occurrence of a liquidation event or the conversion of the Series A convertible preferred stock into common stock, dividends will cease accumulating in respect of the applicable shares of Series A convertible preferred stock on the date of such event.

  Rights Upon Liquidation

   In the event of any liquidation, dissolution or winding up of Kana, including a Sale Transaction (as defined below), the holders of the Series A convertible preferred stock will be entitled to receive out of assets available for distribution to our stockholders, before any distribution of assets is made to holders of common stock or Junior Stock upon liquidation, liquidating distributions equal to at least the initial investment made by Technology Crossover Ventures, plus accrued and unpaid dividends. After payment of the full amount of the liquidating distributions to which the holders of the Series A convertible preferred stock are entitled, our remaining assets available for distribution shall be distributed pro rata among the holders of the common stock and Series A convertible preferred stock based on the number of shares of common stock into which the shares of Series A convertible preferred stock would then convert. However, if in connection with any liquidation, dissolution or winding up of Kana, including a Sale Transaction, the holders of the common stock, assuming conversion of all of the Series A convertible preferred stock into common stock, would receive liquidating distributions equal to at least five times the initial conversion price of the Series A convertible preferred stock, then the holders of the Series A convertible preferred stock will receive the amount that they would be entitled to if they had converted their stock into common stock immediately prior to the transaction.

   A "Sale Transaction" is (1) any consolidation or merger of Kana with or into any other corporation or other entity or person in which our stockholders immediately prior to such transaction own less than 50% of our equity interest or voting power immediately after such transaction, or any transaction or series of related transactions, or any other corporate reorganization, to which we are a direct contracting party in which in excess of 50% of our equity interest or voting power is transferred, other than a merger or consolidation effected exclusively to change our domicile (an "Acquisition"), or (2) a sale, lease or other disposition of all or substantially all of our assets. If the Sale Transaction has been approved by the holders of a majority of the outstanding Series A convertible preferred stock, then the holders of the Series A convertible preferred stock will be treated as provided in the applicable agreements for such transaction rather than receiving the liquidation preference as described above.

  Conversion

   Each share of Series A convertible preferred stock is initially convertible into ten shares of our common stock, subject to adjustment as described below, at any time after the closing of the private placement at the option of Technology Crossover Ventures. There will be no change to the conversion ratio subsequent to issuance of the Series A convertible preferred stock based upon the trading price of our common stock. In addition, the Series A convertible preferred stock will convert automatically into shares of common stock if, at any time after the first anniversary of the closing of the private placement, (1) our common stock has had a daily volume-based weighted average stock price of at least three times the initial conversion price of the Series A convertible preferred stock for 90 consecutive trading days after such one-year anniversary, which period may begin prior to such one-year anniversary, and (2) the registration statement we have agreed to file with respect to the Series A convertible preferred stock is effective and then available for sales by Technology Crossover Ventures.

   Each share of Series A convertible preferred stock converts into common stock at a conversion ratio equal to (A) the original purchase price per share of the Series A convertible preferred stock, plus accrued dividends, divided by
(B) 10% of the original purchase price per share of the Series A convertible preferred stock. The conversion ratio initially will be ten shares of our common stock for each share of Series A convertible preferred stock, as there would not yet be any accrued dividends. As cumulative dividends accrue on the Series A convertible preferred stock as described above under "--Dividends," each share of Series A convertible preferred stock will convert into more than ten shares of common stock based on the conversion ratio formula. The conversion ratio will be subject to adjustment if certain events occur, including: (1) the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock or a subdivision of common stock into a greater number of shares of common stock or (2) combinations and reclassifications of common stock, unless we take similar actions with respect to the Series A convertible preferred stock. In addition, if we (1) pay a dividend or make a distribution to the holders of common stock payable in securities other than common stock, (2) recapitalize or reclassify the common stock or (3) are party to any reorganization, consolidation or merger that would not be classified as a Sale Transaction, we shall make appropriate adjustment with respect to the rights of the holders of Series A convertible preferred stock such that each share of Series A convertible preferred stock then outstanding will convert into the kind and amount of securities, cash and other property that is receivable by a holder of the number of shares of common stock that the shares of Series A convertible preferred stock were convertible into immediately prior to the event.

  Voting Rights

   Holders of the Series A convertible preferred stock will have the right to vote on all matters that the holders of common stock vote on, voting together with the holders of common stock as a single class. Each share of Series A convertible preferred stock will be entitled to one vote for each share of common stock in which such share of Series A convertible preferred stock could then be converted.

   The affirmative vote of the holders of a majority of the outstanding Series A convertible preferred stock, voting as a separate class, will be required to take any of the following actions:

    . any amendment or waiver of any provisions of our certificate of incorporation or bylaws in a manner that would adversely affect the rights, preferences or privileges of the Series A convertible preferred stock;

    . any action that authorizes, creates or results in the issuance of any class or series of stock, or any other securities convertible into or exercisable for equity securities of Kana, having rights, preferences or privileges senior to or on a parity with the Series A convertible preferred stock;

    .  any Sale Transaction;

    . any increase or decrease in the authorized number of shares of our Series A convertible preferred stock or common stock;

    . the payment or declaration of any dividend or distribution, whether in cash, securities or other property, on any Junior Stock, other than (1) a dividend on common stock paid solely in common stock or (2) a dividend on common stock paid solely in options to purchase Junior Stock pursuant to the provisions of a stockholder rights plan adopted by our board of directors; or

    . the repurchase, redemption or other acquisition of any class of Junior Stock by us or any of our subsidiaries, except for (1) acquisitions of common stock by us or any of our subsidiaries pursuant to stock-based compensation arrangements or agreements that permit us to repurchase such shares upon termination of services to us or our subsidiaries for a price not greater than the cost thereof to the applicable service provider and (2) acquisitions by us or our subsidiaries in whole or partial satisfaction of the exercise price or applicable tax withholding requirements in respect of any option, restricted stock or similar award made pursuant to any compensation or benefit plan, agreement or arrangement maintained or assumed by, or any warrants issued or assumed by, us or any of our subsidiaries.

  Right to Designate Director

   For so long as at least one-third of the shares of Series A convertible preferred stock that are purchased by Technology Crossover Ventures remain outstanding, the holders of a majority of the outstanding shares of Series A convertible preferred stock will have the right to elect one member to our board of directors. Accordingly, Jay C. Hoag, a partner of Technology Crossover Ventures, will be elected to our board of directors as the designee of the Series A convertible preferred stock upon the completion of the private placement.

  No Maturity Date or Mandatory Redemption

   The Series A convertible preferred stock will not mature on a specified date, does not have a stated redemption feature and is not subject to any sinking fund or similar obligation. Holders will have no right to require us to repurchase or redeem any shares of Series A convertible preferred stock except upon an event described under "--Rights Upon Liquidation," in which case the holders of the Series A convertible preferred stock would be entitled to their liquidation preference after the payment of which the Series A convertible preferred stock would be retired.

  Absence of Market for Series A Convertible Preferred Stock

   There is no established trading market for the Series A convertible preferred stock. We do not currently intend to list the preferred stock on a national securities exchange or qualify the preferred stock for quotation on any automated quotation service such as the Nasdaq National Market.

Use of Proceeds

   As described above, Technology Crossover Ventures has committed to purchase a minimum of $38 million of the Series A convertible preferred stock, and may, at its discretion, purchase up to $45 million of the Series A convertible preferred stock. We intend to use the net proceeds from the private placement (after estimated expenses of approximately $3.0 million) for working capital and general corporate purposes.

Nasdaq Stockholder Approval Requirement

   Our common stock is listed on the Nasdaq National Market. The rules governing companies with securities listed on Nasdaq require stockholder approval in connection with a transaction other than a public offering involving the sale or issuance by the issuer of common stock (or securities convertible into or exchangeable for common stock) equal to 20% or more of the common stock or 20% or more of the voting power outstanding before the issuance for less than the greater of book or market value of the stock. This requirement is set forth in Nasdaq Marketplace Rule 4350(i)(1)(D). In addition, stockholder approval is required under Nasdaq Marketplace Rule 4350(i)(1)(B) in connection with the issuance of securities that could result in a change of control of an issuer.

   Because the private placement described in this Proposal 1 involves the potential issuance by us of securities convertible into shares of common stock that would represent more than 20% of our currently outstanding common stock at below the greater of book or market value of the common stock, and because it could also potentially be deemed to result in issuances resulting in a change of control for Nasdaq purposes, stockholder approval is required for the issuance of shares of Series A convertible preferred stock to Technology Crossover Ventures in the private placement.

Required Vote

   Approval of the private placement described in this Proposal 1 requires the affirmative vote of a majority of the outstanding shares of common stock present in person or represented by proxy at the special meeting and entitled to vote at the meeting. Abstentions will have same effect as votes against the proposal and broker "non-votes" will have no effect.

Recommendation of the Board of Directors

   The board of directors has approved the matters included in Proposal 1 and believes that they are fair to, and in the best interests of, us and our stockholders. The board unanimously recommends that stockholders vote "FOR" Proposal 1.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table presents information as to the beneficial ownership of our common stock as of December 1, 2001 by:

    . each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

    .  each of our directors;

    .  our Chief Executive Officer and each of our other executive officers; and

    .  all of our executive officers and directors as a group.

   Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Unless indicated above, to our knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Percentage ownership is based on 19,305,916 shares outstanding as of December 1, 2001. Shares of common stock subject to options and warrants exercisable on or before January 30, 2002 (within 60 days of December 1, 2001) are deemed to be outstanding and to be beneficially owned by the person holding the options or warrants for the purpose of computing the percentage ownership of such person but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Unless indicated above, the address for each director and executive officer listed below is Kana Software, Inc., 181 Constitution Drive, Menlo Park, CA 94025.

                                                                  Number of
                                                                  Shares of
                                                                 Common Stock
                                                                 Beneficially Percent
Name and Address of Beneficial Owner                                Owned     of Class
------------------------------------                             ------------ --------

Executive Officers and Directors:
Chuck Bay (1)...................................................     79,486        *
Kevin Harvey (2)................................................    924,271     4.79%
James C. Wood (3)...............................................    229,160     1.19
Massood Zarabian (4)............................................     95,608        *
Chris Maeda (5).................................................     48,436        *
Tom Doyle (6)...................................................     30,590        *
Robert W. Frick (7).............................................     19,891        *
Brett White (8).................................................      7,875        *
Bud Michael (9).................................................      6,732        *
Vicki Amon-Higa (10)............................................      5,798        *
All directors and executive officers as a group (10 persons)....  1,447,847     7.41
5% stockholder:
Amerindo Investment Advisors, Inc...............................  1,421,964      7.3

--------
  *  Less than 1%
 (1) Represents 34,614 shares held by Mr. Bay, of which 721 shares are subject to a right of repurchase that lapses at a rate of 721 shares per month until January 2002 and 4,296 share are subject to a right of repurchase that lapses as to 358 shares per month until December 2002, and options that will be exercisable as to 45,322 shares as of January 29, 2002. Mr. Bay is Chief Executive Officer and President of Kana.
 (2) Represents shares of common stock held by Benchmark Capital Partners, L.P., Benchmark Founders' Fund, L.P., and shares held by Mr. Harvey, and options to purchase 4,700 shares held by Mr. Harvey that are fully vested and exercisable. Mr. Harvey, a member of the board of directors of Kana, is a Managing Member of Benchmark Capital Management Co., LLC, the general partner of Benchmark Capital Partners, L.P. and Benchmark Founders' Fund, L.P. Mr. Harvey disclaims beneficial ownership of shares held by Benchmark Capital except to the extent of his pecuniary interest arising from his interest in Benchmark Capital.

 (3) Represents 218,104 shares held by Mr. Wood and options that will be exercisable as to 11,056 shares as of January 29, 2002. Mr. Wood is Chairman of the Board of Directors of Kana.
 (4) Represents 3,350 shares held by Mr. Zarabian and options that will be exercisable as to 92,258 shares as of January 29, 2002. Mr. Zarabian is a director of Kana.
 (5) Represents 30,226 shares held by Mr. Maeda and options that will be exercisable as to 18,210 shares as of January 29, 2002. Mr. Maeda is the Chief Technology Officer of Kana.
 (6) Represents 904 shares held by Mr. Doyle and options that will be exercisable as to 29,686 shares as of January 29, 2002. Mr. Doyle is the Chief Operating Officer of Kana.
 (7) Represents 15,703 shares held by Mr. Frick and options that will be exercisable as to 4,188 shares as of January 29, 2002. Mr. Frick is a director of Kana.
 (8) Represents options that will be exercisable as to 7,875 shares as of January 29, 2002. Mr. White is the Chief Financial Officer of Kana.
 (9) Represents 114 shares held by Mr. Michael and options that will be exercisable as to 6,618 shares as of January 29, 2002. Mr. Michael is the Executive Vice President, Marketing and Engineering of Kana.
(10) Represents options that will be exercisable as to 5,798 shares as of January 29, 2002. Ms. Amon-Higa is the Vice President, Corporate Development and Human Resources of Kana.

   The named executive officers listed in the table above represent our chief executive officer and four highest paid executive officers who currently work at Kana. The person who served at the end of 2000 as our chief executive officer and four highest paid executive officers (Michael J. McCloskey, Paul R. Holland, Nigel K. Donovan, William R. Phelps and Alexander E. Evans), ceased working for Kana upon or before completion of the Broadbase acquisition.

             PROPOSALS FOR THE 2002 ANNUAL MEETING OF STOCKHOLDERS

   Proposals of stockholders intended to be presented at our 2002 annual meeting of stockholders must be received at our principal executive offices no later than January 24, 2002 in order to be included in our proxy statement and form of proxy relating to that meeting. Proposals of our stockholders that are intended to be presented at our 2002 annual meeting (but not included in our proxy materials) must be timely delivered or received by us no less than 120 days prior to the date of the meeting. The stockholder's notice must set forth, as to each proposed matter:

    . a brief description of the business desired to be brought before the meeting and the reasons for conducting the business at the meeting;

    . the name and address, as they appear on our books, of the stockholder proposing the business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made;

    . the class and number of shares of our common stock that are owned beneficially and of record by the stockholders of record and the beneficial owner, if any, on whose behalf the proposal is made; and

    . any material interest of the stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in the business to be presented.

   If the presiding officer of the meeting determines that such business has not been properly brought before the meeting, then the business will not be transacted.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

   We have elected to "incorporate by reference" certain information into this proxy statement. By incorporating by reference, we can disclose important information to you by referring you to another document we have filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for information incorporated by reference that is superseded by information contained in this proxy statement or incorporated by reference to a subsequent document that we filed with the Securities and Exchange Commission. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the
SEC:

    . our Annual Report on Form 10-K for the fiscal year ended December 31, 2000, as amended;

    . our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2001, June 30, 2001 and September 30, 2001;

    . our Current Reports on Form 8-K filed with the SEC on January 22, 2001, February 1, 2001, February 21, 2001, April 12, 2001, July 16, 2001,
       August 24, 2001 and November 29, 2001 (as amended by our 8-K/A filed with the SEC on December 12, 2001); and

    . the description of our common stock contained in our Registration Statement on Form 8-A dated August 27, 1999, including any amendment or report filed for the purpose of updating the description of our common stock.

   Also incorporated by reference are the unaudited pro forma combined financial statements included in the section entitled "Kana Communications, Inc. Unaudited Pro Forma Combined Financial Statements" in our Registration Statement on Form S-4 (Reg. No. 333-59754) filed on April 27, 2001, as amended.

   All documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this proxy statement are also incorporated by reference in this proxy statement and made a part of this proxy statement from the date we file the documents with the SEC.

   You may request a free copy of any of these filings, at no cost, by writing or telephoning us at:

                              Investor Relations
                              Kana Software, Inc.
                            181 Constitution Drive
                               Menlo Park 94025
                              Tel. (650) 614-8300

                      WHERE YOU CAN FIND MORE INFORMATION

   We are required to file reports and other information with the SEC pursuant to the information requirements of the Securities Exchange Act of 1934.

   Our filings with the SEC may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information relating to the public reference rooms. Copies of our filings may be obtained at the prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains certain reports, proxy statements and other information regarding Kana.

   The share purchase agreement, form of amended and restated investor rights agreement, form of certificate of designation for the 8% Series A convertible preferred stock and forms of commitment and contingent warrants, each of which are discussed in this proxy statement, are filed as exhibits to our amended Current Report on Form 8-K/A, filed with the SEC and dated as of December 12, 2001. We will provide you with a copy of each of these agreements without charge. You may request copies of these documents by contacting us at: Kana Software, Inc., 181 Constitution Drive, Menlo Park, California 94025 or calling us at (650) 614-8300, Attention: Investor Relations. Statements contained in this proxy statement as to the contents of any contract or other document referred to in this proxy statement are not necessarily complete, and in each instance reference is made to the copy of such contract or other document.

                                                                     Appendix A
                         OPINION OF FINANCIAL ADVISOR

November 28, 2001

The Board of Directors
Kana Software, Inc.
181 Constitution Drive
Menlo Park, California 94025

To the Board of Directors:

   You have requested our opinion, as of the date hereof, as to the fairness, from a financial point of view, to Kana Software, Inc., a Delaware corporation (the "Company"), of the consideration to be received by the Company pursuant to the terms of the proposed private offering of 8% Series A Convertible Preferred Stock (the "Preferred Stock") at the lesser of $10.00 per share or the product of ten multiplied by the sixty-six and two/thirds percent of the daily volume weighted average price for the Company Common Stock for the ten trading days ending one day prior to closing (the "Private Placement"). The terms and conditions of the Private Placement are set forth in the draft Share Purchase Agreement (the "Definitive Agreement") proposed to be entered into between the Company and certain affiliates of Technology Crossover Ventures. We understand that the shares of Preferred Stock to be sold in the Private Placement will be considered "restricted stock"; however, we also understand that the Company shall use its best efforts to have a registration statement for the shares of the Common Stock issuable upon conversion of the Preferred Stock declared effective within 90 days after the closing of the Private Placement.

   RBC Capital Markets (the global brand name for the corporate and investment banking division of Royal Bank of Canada and its affiliates, including RBC Dain Rauscher Inc.)("RBCCM"), as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities and private placements. RBCCM acts as a market maker in the Common Stock of the Company and other publicly traded firms in the software industry and, accordingly, periodically may have a position in the Company's Common Stock. RBCCM was engaged to act as a co-manager for Broadbase Software, Inc.'s initial public offering of common stock in 1999 and its follow-on public offering in 2000. RBCCM also acted as financial advisor to Broadbase Software, Inc. in its acquisitions of Panopticon Inc. and ServiceSoft, Inc. in 2001. RBCCM will receive a fee for providing this opinion. The opinion fee is not contingent upon consummation of the Private Placement. RBCCM will also receive a transaction fee for the Private Placement which is contingent upon consummation of the Private Placement. In addition, RBCCM will be indemnified against certain liabilities that may arise from activities related to its engagement by the Company.

   In arriving at our opinion, we have undertaken such review, analyses and inquiries as we deemed necessary and appropriate under the circumstances. Among other things, we have: (i) reviewed the financial terms of the draft Definitive Agreement dated November 28, 2001, (ii) reviewed and analyzed certain publicly available information filed by the Company with the Securities and Exchange Commission and certain other financial and operating information supplied to us by the Company, including certain historical audited financial statements, certain internal unaudited financial information, and certain summary financial projections relating to the Company, (iii) made inquiries of the management of the Company regarding its past and current business operations, financial condition, and future prospects, (iv) held discussions with management of the Company to understand the reasons for completing the Private Placement, (v) reviewed the historical market prices and trading activity of the Company's Common Stock, (vi) compared certain financial and stock market information regarding the Company to similar information for certain publicly traded companies in the software industry, (vii) reviewed the terms of certain comparable private investments in public equity securities and compared the terms of these transactions to the terms of the Preferred Stock, and (viii) performed other studies and analyses as we considered appropriate. No single company or transaction used in the above analyses as a comparison is identical to the Company or the Private Placement.

   In conducting our review and in rendering our opinion, we have assumed and relied upon the accuracy and completeness of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independent verification of such information. The Company has advised us that it does not publicly disclose internal financial information of the type provided to us and that such information was prepared for financial planning purposes and not with the expectation of public disclosure. We have relied upon the assurances of the management of the Company that the financial planning data and other business outlook information provided to us has been prepared on a reasonable basis and in accordance with industry practice and reflects the best currently available estimates. We have further relied upon the assurances of management of the Company that they are not aware of any facts that would make the information supplied to us, or publicly available, inaccurate or misleading. In rendering its opinion, RBCCM expresses no view as to the reasonableness of such forecasts and projections or the assumptions on which they are based. RBCCM has considered the assessment of the Company's management as to the Company's financing requirements, the availability of alternative financing and the potential effects on the Company and its business of a failure to obtain additional capital in the near term. RBCCM has expressed no opinion as to whether the terms of the Private Placement are the most beneficial terms from the Company's perspective that could under the circumstances be negotiated among the parties to the Private Placement and no opinion is expressed whether any alternative transaction might produce proceeds to the Company in an amount in excess of that to be received by the Company in the Private Placement. At the request of the Company, RBCCM has not engaged in any discussions with any third parties regarding a merger or any other business combination involving the Company and RBCCM has not solicited alternative financing transactions for the Company.

   For purposes of rendering its opinion, RBCCM has assumed that, in all respects material to its analysis, the representations and warranties of the parties contained in the Definitive Agreement are true and correct, each party will perform all of the covenants and agreements to be performed by it under the Definitive Agreement and all conditions to the obligations of each party to consummate the Private Placement will be satisfied without any waiver thereof. RBCCM has assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Private Placement will be obtained. RBCCM has assumed that the Private Placement does not result in a change of control of the Company.

   In arriving at our opinion, we did not make an independent appraisal of the assets or liabilities of the Company, and we do not express an opinion regarding the liquidation value, solvency or regulatory compliance of the Company. Furthermore, we do not express any opinion as to the prices at which shares of the Company's Common Stock may trade following the date of this opinion, at the closing of the Private Placement, or at any time in the future. Our opinion is based solely on information available to us on or before the date hereof, and reflects general market, economic, financial, monetary, and other conditions as of such date. We will not undertake to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

   RBCCM has assumed that it will be able to rely on an opinion from counsel of the Company that the Private Placement will be exempt from the registration requirements of the Securities Act of 1933, as amended, and has further assumed that the Private Placement will be consummated in a manner that in all other respects complies with the requirements of federal and state securities laws, rules and regulations.

   This opinion is directed solely to and is for the sole use and benefit of the Board of Directors of the Company in connection with its consideration of the Private Placement, and this opinion does not constitute a recommendation to any stockholder of the Company regarding whether to approve the Private Placement. This opinion may not be relied upon by any other person, without our prior written consent. This opinion is limited to the fairness to the Company, from a financial point of view, of the consideration to be received by the Company in the Private Placement, and does not address the Company's underlying business decisions to proceed with the Private Placement. This opinion also does not address any matters relating to investors who may purchase Preferred Stock in the Private Placement or any other term or agreement relating to the Private Placement.

   This letter may not be reproduced, quoted, published, or referred to in any manner, nor shall any public reference to RBCCM be made without our prior written consent.

   Based upon and subject to the foregoing, and other matters that we considered relevant, it is our opinion that, as of the date hereof, the consideration to be received by the Company upon issuance of the Preferred Stock of the Company in the Private Placement is fair to the Company from a financial point of view.

                                          Very truly yours,

                                          RBC CAPITAL MARKETS

                                                                 (FORM OF PROXY)

                               Kana Software, Inc.
                             181 Constitution Drive
                          Menlo Park, California 94025

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Brett White and Eric Willgohs, and each of them, as proxies, each with full powers of substitution, and hereby authorizes them to vote, as designated below, all shares of common stock, $0.001 par value, of Kana Software, Inc. (the "Company") held of record by the undersigned on December 21, 2001, at the Special Meeting of Stockholders of the Company to be held on January __, 2002, and at any continuations or adjournments thereof.

     This Proxy, when properly executed and returned in a timely manner, will be voted at the meeting and any adjournments or postponements thereof in the manner described herein. If no contrary indication is made, the proxy will be voted FOR Proposal No. 1 and in accordance with the judgment of the persons named as proxies herein on any other matters that may properly come before the meeting.

     The Board of Directors unanimously recommends that you vote FOR Proposal No. 1.

                    [X] Please mark votes as in this sample.

1. Approval of the issuance and sale by Kana, pursuant to a private placement, of up to $45 million of 8% Series A convertible preferred stock pursuant to the share purchase agreement, dated as of November 28, 2001, with two investment funds affiliated with Technology Crossover Ventures, and the issuance of shares of common stock upon the conversion of the Series A convertible preferred stock.

                   [ ] FOR       [ ] AGAINST       [ ] ABSTAIN


                           (Continued on Reverse Side)

     In accordance with their judgment, the proxies are authorized to vote upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

Mark here for address change and note on address label [ ]

Whether or not you expect to attend the meeting please complete, date and sign this proxy card and return it prior to the meeting in the enclosed envelope.

                    Date:________________________

                    Signature:___________________

                    Date:________________________

                    Signature:___________________

                    This Proxy must be signed exactly as your name appears hereon. If more than one name appears, all persons so designated should sign. Attorneys, executors, administrators, trustees and guardians indicate their capacities. If the signer is a corporation, please print full corporate name and indicated capacity of duly authorized officer executing on behalf of the corporation. If the signer is a partnership please print full partnership name and indicate capacity of duly authorized person executing on behalf of the partnership.


                  This is your proxy. Your vote is important.